EXHIBIT 99.1

NEWS RELEASE
For Release on October 8, 2009	Contact: Pat Lawlor
(925) 328-4656	Vice President, Finance/Chief Financial Officer

Giga-tronics Incorporated Enters Semiconductor Test Market

With Integrated Switch Design

SAN RAMON, Calif. -- October 8, 2009 -- Giga-tronics Incorporated (Nasdaq: GIGA) announced today that it has been selected by a major innovator of semiconductor test systems to design and deliver the pin electronics and test-head hardware for a new generation tester aimed at supporting high volume production of thin-film memory storage components.  This is part of the expanding market for super high density storage devices fueled by streaming multi-media applications and the worldwide shift toward Thin-Client and Cloud Computing.  The order, in excess of $300,000 to produce signal conditioning and switching sub-systems, will be fulfilled by Giga-tronics’ ASCOR Switching Products team.  This contract is expected to ship in the current Fiscal Year.
John Regazzi, CEO of Giga-tronics stated, "This award is significant for Giga-tronics since it positions us well in an exciting new area of the semiconductor test market with large growth potential.  Our new Integrated Switch further confirms the technical leadership that Giga-tronics offers with its signal switching products.”
Founded in 1980, Giga-tronics Incorporated is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics is a leading engineering and design manufacturer of best-in-class RF and microwave signal generators, microwave power amplifiers, microwave power meters, USB power sensors and tailored switching solutions.  Research and Development, production and calibration managers, scientists, engineers and technicians around the world use Giga-tronics test equipment and realize higher productivity and greater ease of use in many applications:  ATE systems, aerospace and defense, communications and general microwave component test.  URL:  www.gigatronics.com.
This press release contains forward-looking statements concerning profitability, backlog and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables.  For further discussion, see Giga-tronics’ most recent annual report on Form 10-K for the fiscal year ended March 28, 2009, Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.